As filed with the Securities and Exchange Commission on August 29, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Pacific Corporation

(Exact name of registrant as specified in its charter)

Delaware	59-6490478
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3883 Howard Hughes Parkway, Suite 700

Las Vegas, Nevada 89169

(Address of Principal Executive Offices) (Zip Code)

American Pacific Corporation Amended and Restated 2008 Stock Incentive Plan

(Full title of the plan)

Dana M. Kelley

Vice President, Chief Financial Officer and Treasurer

American Pacific Corporation

3883 Howard Hughes Parkway, Suite 700

Las Vegas, Nevada 89169

(Name and address of agent for service)

(702) 735-2200

(Telephone number, including area code, of agent for service)

Copy to:

Peter E. Romo, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105-2482

(415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.10 par value per share	450,000 shares	$6.97	$3,136,500	$364.15
Common Stock Purchase Right (3)	(4)	(5)	(5)	(6)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.
(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the Nasdaq Global Market of The Nasdaq Stock Market LLC on August 22, 2011.
(3)	Each share of the registrant’s common stock being registered hereunder includes the associated preference share purchase right and associated rights to purchase common stock (collectively, a “Common Stock Purchase Right”) under the Rights Agreement, dated as of August 3, 1999, as amended by that certain Amendment, dated as of July 11, 2008, and Amendment No. 2 to Rights Agreement, dated as of September 14, 2010 (collectively, the “Rights Agreement”), between the registrant and American Stock Transfer & Trust Company. Under the Rights Agreement, the Common Stock Purchase Rights expire on August 2, 2019, unless the Common Stock Purchase Rights are earlier redeemed or exchanged by the registrant. Under the terms of the Rights Agreement, the Board of Directors of the registrant suspended the operation of the Rights Agreement effective September 14, 2010. The registrant may determine at any time that such suspension is no longer necessary or desirable.
(4)	The description and terms of the Common Stock Purchase Rights are set forth in the Rights Agreement. To the extent that the Rights Agreement is no longer suspended, each Common Stock Purchase Right entitles a registered holder of the registrant’s common stock, as and to the extent provided in the Rights Agreement, to purchase from the registrant one one-hundredth of a share of the registrant’s Series D Participating Preference Stock, par value $1.00 per share, as adjusted pursuant to the Rights Agreement, at a purchase price determined as set forth in the Rights Agreement.
(5)	The value attributed to the Common Stock Purchase Right, if any, is reflected in the value of the registrant’s common stock. No separate consideration is payable for the Common Stock Purchase Right.
(6)	The registration fee for the Common Stock Purchase Rights is included in the fee for the registrant’s common stock.

EXPLANATORY NOTE

In accordance with General Instruction E to Form S-8, this Registration Statement registers an additional 450,000 shares of common stock, par value $0.10 per share, of American Pacific Corporation (the “registrant”), to be offered and sold pursuant to the American Pacific Corporation Amended and Restated 2008 Stock Incentive Plan (the “Plan”). The contents of the following registration statement filed by the registrant are incorporated herein by reference to the extent not modified hereby: registration statement on Form S-8 filed May 7, 2008 (SEC File No. 333-150720).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission are incorporated by reference herein:

a. The registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 which includes audited financial statements for the registrant’s latest fiscal year.

b. All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.

c. The description of the registrant’s securities contained in the registrant’s Registration Statement on Form 8-A, filed on December 28, 1992, and in the registrant’s Amendment No. 1 to Form 8-A filed on October 3, 2008, which such amendment amended, restated and supplemented the information set forth in the registrant’s Registration Statement on Form 8-A filed on August 6, 1999, in each case including any amendment or report filed for the purpose of updating such descriptions.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual, quarterly or current report of the registrant or document that is not deemed filed under such provisions. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (“DGCL”), the registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act.

Section 145(a) of the DGCL provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL further provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery in Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

The registrant’s Restated Certificate of Incorporation, as amended, provides that the registrant shall indemnify to the full extent permitted by the laws of Delaware the persons described in Section 145 of the DGCL, or other provisions of the laws of Delaware relating to indemnification of officers, directors, employees and agents.

The registrant’s Restated Certificate of Incorporation, as amended, further provides that no director shall be personally liable to the registrant or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under

Section 174 of the DGCL (relating to the liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or shall be liable by reason that, in addition to any and all other requirements for such liability, he or she (i) shall have breached his duty of loyalty to the registrant or its stockholders, (ii) shall not have acted in good faith, or in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit.

The registrant’s Amended and Restated By-Laws also provide for mandatory indemnification of the registrant’s directors and officers, among others, to the full extent permitted by the laws of Delaware. In particular, the registrant’s Amended and Restated By-Laws require that the registrant indemnify a director or officer of the registrant, among others, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and with respect to any criminal action or proceedings, had no reasonable cause to believe the conduct was unlawful; provided, however, that in an action or suit by or in the right of the registrant, or appeal therefrom, such person shall not be entitled to indemnification of expenses (including attorneys’ fees and amounts paid in settlement) in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the registrant unless to the extent that the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses. The registrant’s Amended and Restated By-Laws further provide that such right of indemnification shall continue as to each such person who has ceased to be a director or officer of the registrant. Responsibility for determinations with respect to such indemnification will be made by the Board of Directors of the registrant pursuant to a majority vote of a quorum consisting of disinterested directors, by independent legal counsel in a written opinion (to the extent provided in the Amended and Restated By-Laws), or by the stockholders.

The registrant has also entered into indemnification agreements with each of its directors. The indemnification agreements provide that the directors will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys’ fees), judgments, fines and other charges and amounts paid in settlement in connection with any threatened, pending or completed action, suit or other proceeding, including any derivative action, on account of their services as a director of the registrant if such director acted in good faith and in a manner such director reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such director’s conduct was unlawful. No indemnification will be provided under the indemnification agreements, however, to any director in certain limited circumstances, including with respect to expenses or liabilities paid by insurance or arising from purchases or sales of securities in violation of Section 16(b) of the Exchange Act.

The Plan provides that members of the Board of Directors and any officers of the registrant, among others, to whom authority to act for the Board of Directors, the administrator of the Plan or the registrant is delegated have the right to indemnification by the registrant to the extent permitted by law on an after-tax basis against all reasonable expenses incurred in connection with the defense of any claim, investigation, action, suit or proceeding to which they may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the registrant) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct. The above indemnification right is in addition to any other rights of indemnification as such individuals may have as members of the Board of Directors or as officers or employees of the registrant.

The registrant has obtained a policy of directors’ and officers’ liability insurance that insures the registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 8. Exhibits.

Exhibit Number	Document

4.1	Restated Certificate of Incorporation, as amended, of American Pacific Corporation (incorporated by reference to Exhibit 4.(a) to the registrant’s Registration Statement on Form S-3 (File No. 33-15674))

4.2	Articles of Amendment to the Restated Certificate of Incorporation of American Pacific Corporation, as filed with the Secretary of State, State of Delaware, on October 7, 1991 (incorporated by reference to Exhibit 4.3 to the registrant’s Registration Statement on Form S-3 (File No. 33-52196))

4.3	Articles of Amendment to the Restated Certificate of Incorporation of American Pacific Corporation, as filed with the Secretary of State, State of Delaware, on April 21, 1992 (incorporated by reference to Exhibit 4.4 to the registrant’s Registration Statement on Form S-3 (File No. 33-52196))

4.4	Certificate of Amendment of Restated Certificate of Incorporation of American Pacific Corporation, as filed with the Secretary of State, State of Delaware, on March 8, 2011 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 001-08137) filed by the registrant with the Securities and Exchange Commission on March 11, 2011)

4.5	American Pacific Corporation Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K (File No. 001-08137) filed by the registrant with the Securities and Exchange Commission on March 11, 2011)

4.6	Rights Agreement, dated as of August 3, 1999, between American Pacific Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 1 to the registrant’s Registration Statement on Form 8-A (File No. 001-08137) filed by the registrant with the Securities and Exchange Commission on August 6, 1999)

4.7	Form of Letter to Stockholders that accompanied copies of the Summary of Rights to Purchase Preferred Shares (incorporated by reference to Exhibit 2 to the registrant’s Registration Statement on Form 8-A (File No. 001-08137) filed by the registrant with the Securities and Exchange Commission on August 6, 1999)

4.8	Amendment, dated as of July 11, 2008, between American Pacific Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K (File No. 001-08137) filed by the registrant with the Securities and Exchange Commission on July 11, 2008)

4.9	Amendment No. 2 to Rights Agreement, dated as of September 14, 2010, between American Pacific Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K (File No. 001-08137) filed by the registrant with the Securities and Exchange Commission on September 20, 2010)

4.10	American Pacific Corporation Amended and Restated 2008 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K (File No. 001-08137) filed by the registrant with the Securities and Exchange Commission on March 11, 2011)

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (BDO USA, LLP)

23.3	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP)

24.1	Power of Attorney (see Signature Page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on August 29, 2011.

AMERICAN PACIFIC CORPORATION

By:	/S/ DANA M. KELLEY
Dana M. Kelley Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Joseph Carleone and Dana M. Kelley, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorney-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOSEPH CARLEONE Joseph Carleone	President and Chief Executive Officer, and Director (Principal Executive Officer)	August 29, 2011

/s/ DANA M. KELLEY Dana M. Kelley	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 29, 2011

/s/ JOHN R. GIBSON John R. Gibson	Chairman of the Board	August 29, 2011

/s/ BARBARA SMITH CAMPBELL Barbara Smith Campbell	Director	August 29, 2011

/s/ FRED D. GIBSON, JR. Fred D. Gibson, Jr.	Director	August 29, 2011

/s/ JAN H. LOEB Jan H. Loeb	Director	August 29, 2011

/s/ BERLYN D. MILLER Berlyn D. Miller	Director	August 29, 2011

/s/ WILLIAM F. READDY William F. Readdy	Director	August 29, 2011

Signature	Title	Date

/s/ C. KEITH ROOKER C. Keith Rooker	Director	August 29, 2011

/s/ CHARLOTTE E. SIBLEY Charlotte E. Sibley	Director	August 29, 2011

/s/ BART WEINER Bart Weiner	Director	August 29, 2011

/s/ DEAN M. WILLARD Dean M. Willard	Director	August 29, 2011

/s/ JANE L. WILLIAMS Jane L. Williams	Director	August 29, 2011

INDEX TO EXHIBITS

Exhibit Number	Document

4.1	Restated Certificate of Incorporation, as amended, of American Pacific Corporation (incorporated by reference to Exhibit 4.(a) to the registrant’s Registration Statement on Form S-3 (File No. 33-15674))

4.2	Articles of Amendment to the Restated Certificate of Incorporation of American Pacific Corporation, as filed with the Secretary of State, State of Delaware, on October 7, 1991 (incorporated by reference to Exhibit 4.3 to the registrant’s Registration Statement on Form S-3 (File No. 33-52196))

4.3	Articles of Amendment to the Restated Certificate of Incorporation of American Pacific Corporation, as filed with the Secretary of State, State of Delaware, on April 21, 1992 (incorporated by reference to Exhibit 4.4 to the registrant’s Registration Statement on Form S-3 (File No. 33-52196))

4.4	Certificate of Amendment of Restated Certificate of Incorporation of American Pacific Corporation, as filed with the Secretary of State, State of Delaware, on March 8, 2011 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 001-08137) filed by the registrant with the Securities and Exchange Commission on March 11, 2011)

4.5	American Pacific Corporation Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K (File No. 001-08137) filed by the registrant with the Securities and Exchange Commission on March 11, 2011)

4.6	Rights Agreement, dated as of August 3, 1999, between American Pacific Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 1 to the registrant’s Registration Statement on Form 8-A (File No. 001-08137) filed by the registrant with the Securities and Exchange Commission on August 6, 1999)

4.7	Form of Letter to Stockholders that accompanied copies of the Summary of Rights to Purchase Preferred Shares (incorporated by reference to Exhibit 2 to the registrant’s Registration Statement on Form 8-A (File No. 001-08137) filed by the registrant with the Securities and Exchange Commission on August 6, 1999)

4.8	Amendment, dated as of July 11, 2008, between American Pacific Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K (File No. 001-08137) filed by the registrant with the Securities and Exchange Commission on July 11, 2008)

4.9	Amendment No. 2 to Rights Agreement, dated as of September 14, 2010, between American Pacific Corporation and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K (File No. 001-08137) filed by the registrant with the Securities and Exchange Commission on September 20, 2010)

4.10	American Pacific Corporation Amended and Restated 2008 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K (File No. 001-08137) filed by the registrant with the Securities and Exchange Commission on March 11, 2011)

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (BDO USA, LLP)

23.3	Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP)

24.1	Power of Attorney (see Signature Page)